EXHIBIT 10.54

AMENDMENT TO THE
RESOLUTE FOREST PRODUCTS EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
This Amendment, effective [insert date], 2018 to the Restricted Stock Unit Agreements (the “Agreements”) dated as of November 9, 2015, November 14, 2016 and November 13, 2017 is made between Resolute Forest Products Inc., a Delaware corporation (the “Company”) and [Participant Name]. This Amendment is included in and made part of the respective Agreements.
1.    Sections 2(b) and (c) of the Agreement are hereby restated in their entirety to read as follows:
(b)    Settlement. The obligation to make payments and distributions with respect to RSUs shall only be satisfied through the issuance of one share of Stock for each earned and vested RSU (the “settlement”) and the settlement of the RSUs may be subject to such conditions, restrictions and contingencies as the Committee shall determine. Subject to Sections 2(c) and 4(c), the Company undertakes and agrees not to exercise its right under the Plan to settle the RSUs in any other means other than shares of Stock. RSUs shall be settled as soon as practicable after the earliest of (i) the applicable Vesting Date, (ii) an involuntary termination of employment by the Company or any Affiliate or Subsidiary of a Participant who will not attain age 55 at any time before the fourth anniversary of the Date of Grant, (iii) the Vesting Date that immediately follows (A) an involuntary termination of employment by the Company or any Affiliate or Subsidiary of a Participant who otherwise meets the criteria for Retirement at any time before the fourth anniversary of the Date of Grant, but for the receipt of severance, (B) voluntary termination by the Participant on or after age 55 that does not constitute a Retirement, or (C) Retirement (as defined in Section 3(a)) within six months after the Date of Grant, or (iv) death. For payment time or events described in clauses (i), (ii) and (iv), settlement shall in no event be later than March 15 of the year following the year of such payment time or event, as applicable. For purposes of this Agreement, each date on which RSUs are settled pursuant to the preceding sentence shall be a “Settlement Date.” For purposes of this Agreement and to the extent applicable to the Participant, the term “termination of employment” shall be interpreted to comply with Section 409A of the Internal Revenue Code (“Section 409A”). To the extent payments are made during the periods permitted under Section 409A (including any applicable periods before or after the specified payment dates set forth in this Section 2(b)), the Company shall be deemed to have satisfied its obligations under the Plan and shall be deemed not to be in breach of its payments obligations hereunder.
(c)    Dividend Equivalents and Voting Rights. Participant will from time to time be credited with additional RSUs (including a fractional RSU), the number of which will be determined by dividing:
(i)The product obtained by multiplying the amount of each dividend (including extraordinary dividend if so determined by the Company) declared and paid by the Company on the Stock on a per share basis during each “vesting year” (as defined in this Section

2(c)) by the number of RSUs recorded in Participant's account on the record date for payment of any such dividend, by
(ii)The Fair Market Value (as defined in the Plan) of one (1) share of Stock on the dividend payment date for such dividend.
For purposes of this Section 2(c), a “vesting year” is each 12 month period that ends on a Vesting Date. Subject to continued employment with the Company or any Affiliate or Subsidiary or as otherwise provided in Section 3, the additional RSUs shall vest and be settled at the same time and in the same proportion as the Initial Grant. The additional RSUs shall only be settled in cash and the Company undertakes and agrees not to exercise its right under the Plan to settle the additional RSUs in shares of Stock. No additional RSUs shall be accrued for the benefit of Participant with respect to record dates occurring before, or with respect to record dates occurring on or after, the date, if any, on which Participant has forfeited the RSUs. Participant shall not be a shareholder of record with respect to the RSUs and shall have no voting rights with respect to the RSUs.
2.    This Amendment has no effect on the other terms of the Agreements and the Agreements shall otherwise continue in effect.
IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by a duly authorized officer this _____ day of ________, 2019.
RESOLUTE FOREST PRODUCTS INC.

By: __________________________________

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